SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 22, 2009
Date of Report (Date of earliest event reported)
Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)
Wisconsin
(State or Other Jurisdiction of Incorporation)

00020006	391726871
(Commission File Number)	(IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)
608-252-8982
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 22, 2009, Anchor BanCorp Wisconsin Inc. (the “Company”) entered into Amendment No. 5 (the “Amendment”) to the Amended and Restated Credit Agreement, dated as of June 9, 2008 (the “Credit Agreement”), among the Company, the lenders from time to time a party thereto (the “Lenders”), and U.S. Bank National Association, as administrative agent for such lenders (the “Agent”).
     The Amendment provides the following:
•	The outstanding balance under the Credit Agreement from time to time shall bear interest at a rate equal to a “Base Rate” of 8.0% per annum up to and including December 31, 2009 and at all times thereafter at a floating rate per annum equal to the prime rate announced by the Agent from time to time, plus a “Deferred Interest Rate” of 4.0% per annum up to and including December 31, 2009 and at all times thereafter, the difference at any time between 12.0% per annum and the Base Rate.

•	Interest accruing at the Base Rate is due on the last day of each month and on May 31, 2010 (the “Maturity Date”); interest accruing at the Deferred Interest Rate is due on the earlier of (i) the date the Loans are paid in full or (ii) the Maturity Date.

•	Within two business days after the Company has knowledge of the event, the CFO shall submit a statement describing (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a Default under the Credit Agreement or a default or an event of default under any other material agreement to which the Company or Bank is a party, including that certain Stock Purchase Agreement and Loan Agreement between the Company and Badger Anchor Holdings, LLC (the “Badger Transaction Documents”), together with a statement of the actions which the Company proposes to take and (ii) any pending or threatened litigation or certain administrative proceedings.

•	Within 15 days after the end of each month, the Company’s president or vice president shall submit a certificate indicating whether the Company is in compliance with the following financial covenants:

•	The Bank shall maintain a Tier 1 Leverage Ratio of not less than (i) 4.00% at all times during the period ending February 28, 2010 and (ii) 4.25% at all times thereafter.

•	The Bank shall maintain a Total Risk Based Capital ratio of not less than (i) 7.25% at all times during the period ending February 28, 2010 and (ii) 7.50% at all times thereafter.

•	The ratio of Non-Performing Loans to Gross Loans shall not exceed (i) 13.75% at all times during the period ending January 31, 2010 and (ii) 14.50% at all times thereafter.

•	The Company shall escrow $1,240,000 to pay the interest payment due on April 30, 2010. If the Base Rate increases after January 1, 2010 and the amount in escrow is no longer equal to the interest payment due on April 30, 2010, then the Company shall deposit an amount equal to such deficiency. On or before April 15, 2010, the Company shall escrow the greater of $315,000 or the amount necessary to pay the interest payment due on May 31, 2010. If the Base Rate increases after April 15, 2010, the Company shall escrow an amount equal to such deficiency.

•	The Company shall provide the Agent and the Lenders access to the places of business, books, records, documents, officers, directors, managers and employees of the Company and its subsidiaries, and to any collateral securing the Company’s obligations under the Credit Agreement. The Agent and Lenders shall have such access for an inspection/valuation at any reasonable time and upon demand by the Agent, the Company shall reimburse the Agent or Lender for the cost of any such inspection/valuation.

•	Termination or default under the Badger Transaction Documents shall be an Event of Default under the Credit Agreement.

•	The Company shall pay to the Agent an “Amendment Fee” of $1,163,000.00 payable on the earlier of (a) the date the Loans are paid in full or (b) the Maturity Date. In the event the transaction contemplated by the Badger Transaction Documents close prior to the Maturity Date, the Amendment Fee shall be reduced by an amount equal to the number of days between the day after the closing and December 31, 2010 divided by 365, multiplied by the Amendment Fee.
     The total outstanding balance under the Credit Agreement as of December 22, 2009 was $116.3 million. Under the Amendment, the Agent and the Lenders agree to forbear from exercising their rights and remedies against the Company until the earliest to occur of the following: (i) the occurrence of any Event of Default (other than a failure to make principal payments on the outstanding balance under the Credit Agreement or other Existing Defaults); or (ii) May 31, 2010. Notwithstanding the agreement to forbear, the Agent may at any time, in its sole discretion, take any action reasonably necessary to preserve or protect its interest in the stock of the Bank, Investment Directions, Inc. or any other collateral securing any of the obligations against the actions of the Company or any third party without notice to or the consent of any party.
     The Credit Agreement and the Amendment also contain customary representations, warranties, conditions, indemnification and events of default for agreements of such type.
     The description above is a summary of the terms of the Amendment. This description does not purport to be complete and it is qualified in its entirety by reference to the Amendment, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits
     10.1 Amendment No. 5, dated as of December 22, 2009, to the Amended and Restated Credit Agreement, dated as of June 9, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name
Date: December 23, 2009	By:	/s/ Mark D. Timmerman
Executive Vice President, Secretary
and General Counsel

EXHIBIT TABLE

Exhibit	Description
10.1	Amendment No. 5, dated as of December 22, 2009, to the Amended and Restated Credit Agreement, dated as of June 9, 2008